Exhibit 2.1

签署版（Execution Version）

资产购买协议

ASSET PURCHASE AGREEMENT

由/Between

广州信邦智能装备股份有限公司

United Faith Auto-Engineering Co., Ltd.

与/And

Ay Dee Kay LLC

关于/relating to

无锡英迪芯微电子科技股份有限公司

Wuxi Indie Microelectronics Ltd.

2025 年 10 月

October, 2025

目 录

TABLE OF CONTENTS

1	定义及解释	2
Definitions and Interpretation		2
2	本次交易方案	5
Transaction Plan		5
3	标的资产价格	6
Consideration of Target Assets		6
4	标的资产的交割和交易价款支付	6
Closing of Target Assets and Payment of Transaction Consideration		6
5	陈述、保证与承诺	7
Representations, Warranties and Covenants		7
6	过渡期安排	14
Transitional Period Arrangements		14
7	信息披露与保密	16
Information Disclosure and Confidentiality		16
8	协议的生效、解除、修改及补充	18
Effectiveness, Termination, Amendment and Supplement		18
9	税费	20
Taxes		20
10	不可抗力	21
Force Majeure		21
11	违约责任	22
Liability for Breach of Contract		22
12	法律适用及争议解决	24
Governing Law and Dispute Resolution		24
13	通知	25
Notice		25
14	其他	27
Miscellaneous		27

i

本资产购买协议（“本协议”）由以下双方于2025年 10月 27 日（“签署日”）在中国北京签署：

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into by and between the following parties on October 27, 2025 (the “Execution Date”) in Beijing, P.R.C.：

甲方：广州信邦智能装备股份有限公司

统一社会信用代码：914401017756647694

法定代表人：李罡

Party A: United Faith Auto-Engineering Co., Ltd.

Unified Social Credit Code: 914401017756647694

Legal Representative: Li Gang

乙方：Ay Dee Kay LLC（“转让方”）

授权代表：Audrey Wong

Party B: Ay Dee Kay LLC (the “Seller”)

Authorized Representative: Audrey Wong

本协议项下，甲方、乙方合称“双方”、单称“一方”。

Under this Agreement, Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.

鉴于：

WHEREAS:

1．	广州信邦智能装备股份有限公司系一家根据中国法律依法设立、有效存续并在深圳证券交易所创业板上市的股份有限公司，股票代码为301112。截至本协议签署日，甲方的总股本为11,026.66万股。

United Faith Auto-Engineering Co., Ltd. is a company limited by shares duly established and validly existing under the PRC Laws, whose shares are publicly listed on the Growth Enterprise Market of Shenzhen Stock Exchange, Stock Code: 301112. As of the Execution Date hereof, the total number of shares of Part A is 110.2666 million (110,266,600) shares.

2．	无锡英迪芯微电子科技股份有限公司（以下简称“标的公司”）系一家根据中国法律依法设立、有效存续的股份有限公司。截止本协议签署日，标的公司总股本为34,425万股，乙方系标的公司的控股股东。

Wuxi Indie Microelectronics Ltd. (the “Company”) is a company limited by shares duly incorporated and validly existing under the PRC Laws. As of the Execution Date hereof, the total number of shares of the Company is 344.25 million (344,250,000) shares, and Party B is the controlling shareholder of the Company.

3．	甲方拟自行和/或通过其指定的子公司（“收购方”）以支付现金的方式从转让方购买标的资产（定义见下文），转让方拟按照本协议约定将所持标的资产转让给收购方。

Party A intends to, by itself and/or through its designated subsidiaries (the “Purchaser”), purchase Target Assets (as defined below) in cash from the Seller, and the Seller intends to transfer the Target Assets to the Purchaser in accordance with the terms and provisions of this Agreement.

4．	本协议签署的同时，甲方与无锡临英、庄健（“庄健”）签署《关于无锡英迪芯微电子科技股份有限公司之资产购买协议》，拟收购无锡临英以及庄健持有的标的公司全部股权（以下简称“管理层交易”）；甲方亦分别与晋江科宇盛达贰号股权投资合伙企业（有限合伙）等37名相关方签署了《关于无锡英迪芯微电子科技股份有限公司之资产购买协议》。根据本协议及前述相关协议约定，甲方拟通过发行股份及/或支付现金的方式购买标的公司100%股权（以下简称 “本次重组”）。

Concurrently with the execution of this Agreement, Party A, Wuxi Linying and Zhuang Jian (“Zhuang Jian”) have entered into the Asset Purchase Agreement of Wuxi Indie Microelectronics Ltd., pursuant to which Party A will acquire all the shares of the Company held by Wuxi Linying and Zhuang Jian (“Management Transaction”). Party A has also entered into the Asset Purchase Agreements of Wuxi Indie Microelectronics Ltd. with thirty-seven (37) relevant parties (including but not limited to Jinjiang Keyushengda II Equity Investment Partnership (Limited Partnership)) respectively. In accordance with this Agreement and the relevant agreements mentioned above, Party A intends to purchase 100% of the total shares of the Company by way of share issuance and/or cash payment (the “Whole Transaction”).

为实现上述交易，双方经友好协商，本着公平合理的原则，一致达成如下协议条款，以资共同遵守：

To achieve the Transaction, the Parties, through friendly consultation and adhering to the principle of fairness and reasonableness, have reached mutual agreement as follows:

1	定义及解释

Definitions and Interpretation

1.1	在本协议中，除非文意另有所指或依据上下文应另作解释，相关词语具有如下特定含义：

In this Agreement, unless the context otherwise requires or requires other interpretation, the following capitalized terms shall have the meanings stated below:

标的公司 the Company	指 Means	无锡英迪芯微电子科技股份有限公司 Wuxi Indie Microelectronics Ltd.
ADK	指 Means	Ay Dee Kay LLC
收购方 The Purchaser	指 Means	具有鉴于条款第3条中所指含义 the meaning ascribed to it in item 3 in Recital
工作日 Business Day(s)	指 Means	中国具有合法资质的银行开放办理业务的日子(法定节假日除外) any day (other than any applicable legal holidays) on which legally licensed banks in PRC are open for business.
无锡临英 Wuxi Linying	指 Means	无锡临英企业管理咨询合伙企业（有限合伙） Wuxi Linying Enterprise Management Consulting Partnership (Limited Partnership)
管理层股东 Management Shareholder	指 Means	标的公司的股东无锡临英和庄健 Shareholders of the Company, Wuxi Linying and Zhuang Jian
管理层交易 Management Transaction	指 Means	具有鉴于条款第4条中所指含义 the meaning ascribed to it in item 4 in Recital
本次重组 Whole Transaction	指 Means	具有鉴于条款第4条中所指含义 the meaning ascribed to it in item 4 in Recital
标的资产 Target Assets	指 Means

乙方持有的标的公司118,342,578股股份，该等股份于本协议签署日占标的公司总股本的34.3769%。交割日前，如标的公司发生送红股、转增股本、变更公司形式等导致公司总股本变动事项的，标的资产占公司总股本或注册资本金的比例应不变，且根据该等变动情况等比例调整（如需）

the 118,342,578 shares of the Company held by Party B, accounting for 34.3769% of the total share capital of the Company as of the Execution Date of this Agreement. Before the Closing Date, if the Company undergoes events such as bonus shares, capital increase by capital conversion, or change of company form that cause changes in the total share capital of the Company, the proportion of the Target Assets in the total share capital or registered capital of the Company remains unchanged, and be adjusted pro rata accordingly if necessary

本次交易 Transaction	指 Means	收购方向转让方支付现金购买其持有的标的资产 the purchase of the Target Assets in cash by Party A from Party B
中国证监会 CSRC	指 Means	中国证券监督管理委员会 China Securities Regulatory Commission
深交所 SZSE	指 Means	深圳证券交易所 Shenzhen Stock Exchange
交易基准日 Transaction Base Date	指 Means	对标的资产进行审计、评估的基准日，即2025年4月30日 the base date for audit and appraisal of the Target Assets, which shall be April 30, 2025
募资程序 Fund Raising Procedure	指 Means	具有第2.2条中所指含义 the meaning ascribed to it in Article 2.2
交割日 Closing Date	指 Means	具有第4.2条中所指含义 the meaning ascribed to it in Article 4.2
过渡期 Transition Period	指 Means	交易基准日（不含当日）至标的资产交割日（含当日）的期间 the period from the Transaction Base Date (excluding the Transaction Base Date) to the Closing Date (including the Closing Date) of the Target Assets
股权激励计划加速行权安排 Acceleration Arrangement for ESOP	指 Means	就庄健基于标的公司员工激励计划而取得的激励份额，免除其相关尚未届满的服务期 release of Zhuang Jian from the outstanding service period in connection with the incentive shares acquired by him pursuant to the ESOP of the Company
中国 the PRC or China	指 Means

中华人民共和国（仅为本协议之目的，不包括香港特别行政区、澳门特别行政区和中国台湾省）

the PRC (for the purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan of the PRC)

中国法律 PRC Laws	指 Means

如未特别说明，指中国的法律、行政法规、地方性法规、自治条例、单行条例、部门规章、地方政府规章，法律、行政法规授权的机构颁布的规范性文件，以及有权机关依法对上述文件作出的解释。仅为本协议之目的，亦包括深交所的监管规则

unless otherwise specified, refers to the PRC laws, administrative regulations, local regulations, autonomous regulations, separate regulations, department rules, local government rules, regulatory documents issued by the institution authorized by laws and administrative regulations, and interpretations made by the competent authority to the aforesaid documents in accordance with law. Only for the purpose of this Agreement, also includes the regulatory rules of SZSE

法律法规 Laws and Regulations	指 Means

适用于本次交易的境内外监管规则，包括但不限于中国法律，美国联邦、州和地方的法律和规则，美国证券交易委员会的规则以及乙方母公司Indie Semiconductor Inc. (NASDAQ: INDI)作为纳斯达克上市公司应遵守的信息披露规则

domestic and overseas regulatory rules applicable to this Transaction, including but not limited to PRC Laws, federal, state and local laws and rules of the United States of America, including but not limited to the Securities and Exchange Commission, and the information disclosure rules that Party B’s parent company Indie Semiconductor Inc. (NASDAQ: INDI) shall comply with as a Nasdaq-listed company

税费 Taxes	指 Means

任何及一切应缴纳的税收，包括但不限于征收、收取或摊派的任何增值税、所得税、印花税、契税或其他适用税种，或政府有关部门征收的费用

any and all taxes payable, including but not limited to any value-added tax, income tax, stamp tax, deed tax or other applicable taxes levied, collected or assessed, or any fee imposed by any governmental authority

交易对价 Transaction Consideration	指 Means	人民币960,834,355元 RMB 960,834,355 Yuan
改制 Conversion	指 Means	具有第4.1条中所指含义 the meaning ascribed to it in Article 4.1
支付截止日 Payment Long Stop Date	指 Means	具有第4.4条中所指含义 the meaning ascribed to it in Article 4.4
生效条件 Effective Conditions	指 Means	具有第8.1条中所指含义 the meaning ascribed to it in Article 8.1
生效截止日 Effective Long Stop Date	指 Means	具有第8.2条中所指含义 the meaning ascribed to it in Article 8.2
不可抗力事件 Force Majeure Event	指 Means	具有第10.1条中所指含义 the meaning ascribed to it in Article 10.1
元 RMB Yuan	指 Means	中国法定货币人民币元 Renminbi Yuan, the lawful currency of the PRC

注：本协议中涉及持有标的公司股权比例的数据均保留四位小数，与相关交易对价及支付金额计算结果存在任何尾差均系因四舍五入所致。

Note: Any figures relating to the percentage of shares in the Company in this Agreement are reserved to four decimal places, and any slight differences between the figures and the calculation results of the relevant Transaction Consideration and payment amounts are due to rounding reasons.

1.2	本协议中，各条款的标题仅为方便查阅之用，不得影响本协议的解释。

In this Agreement, the headings of the articles are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3	关于本协议或任何合同的提及，其范围包括可能经修订、变更或更新之后的协议或合同。

Any reference to this Agreement or any contract shall include such agreement or contract as may be amended, modified or novated from time to time.

1.4	本协议除特别说明外所有数值若出现总数与各分项数值之和的尾数不符的情况，均为四舍五入原因造成。

Unless otherwise specified herein, any discrepancy between the total amount and the sum of sub-item figures shall be caused by rounding reasons.

2	本次交易方案

Transaction Plan

2.1	收购方同意按照本协议约定的条件和方式以现金购买标的资产，转让方同意按照本协议约定的条件和方式向收购方出售和转让标的资产。如甲方通过其指定的子公司完成标的资产的收购，则甲方与其指定完成收购的子公司就交易对价的支付承担连带责任。

The Purchaser agrees to purchase the Target Assets in cash, and the Seller agrees to sell and transfer the Target Assets to the Purchaser, pursuant to the terms and conditions and in the manner set forth in this Agreement. In case Party A purchases the Target Assets through its designated subsidiaries, Party A and such designated subsidiary shall bear joint and several liability for the payment of the Transaction Consideration.

2.2	双方知悉并同意，甲方需要通过向特定对象发行股份募集配套资金（“募资程序”）完成本次交易，即向特定对象发行股份募集配套资金是收购方完成本次交易的必要程序。但双方同意本次支付现金购买资产不以通过募资程序募集的资金足额满足本次交易需求为前提，如募资程序获得的资金不能满足全部交易对价金额，收购方将自行筹集资金弥补资金不足，确保本次交易可以实施和完成。

The Parties fully acknowledge and agree that the Purchaser will need to raise supporting funds by issuing shares to specific investors (“Fund Raising Procedure”), i.e. the completion of this Transaction is subject to the necessary fund raising procedure undertaken by the Purchaser. However, the Parties further agree that the purchase of the Target Assets in cash is not conditional upon the successful raising of full and sufficient supporting funds for the Transaction Consideration through the Fund Raising Procedure. In case the funds raised through the Fund Raising Procedure is not sufficient to cover the Transaction Consideration, the Purchaser shall secure other fund sources to make up the funding gap, so as to ensure the implementation and completion of this Transaction.

3	标的资产价格

Consideration of Target Assets

3.1	考虑乙方初始投资成本及合理预期收益等因素，双方协商确定标的资产的交易对价为人民币960,834,355元 （“交易对价”）。

In consideration of factors such as Party B’s initial investment costs and reasonable prospective returns, the Parties mutually agree that the consideration of the Target Assets shall be RMB 960,834,355 Yuan (“Transaction Consideration”).

3.2	现金支付

Payment in Cash

收购方应将交易对价扣除收购方依法为转让方代扣代缴税费后的价款支付至转让方指定的合法银行账户。为免疑义，转让方应不晚于交割日向收购方发出包含账户信息及支付币种的书面通知，且就转让方请求收取的任何外币币种，应以实际付款当日收购方付款银行提供的人民币兑相关外币币种汇率折算。

The Purchaser shall pay and remit Transaction Consideration after deducting the Taxes legally withheld and paid on behalf of the Seller by the Purchaser to a legitimate bank account designated by the Seller. For the avoidance of doubt, the Seller shall send a written notice to the Purchaser no later than the Closing Date, including bank account information and the currency of payment, and for any foreign currency payment requested by the Seller, the applicable exchange rate shall be the rate of RMB to such foreign currency adopted by the Purchaser’s remitting bank on the actual payment date.

4	标的资产的交割和交易价款支付

Closing of Target Assets and Payment of Transaction Consideration

4.1	本协议第8.1条约定的生效条件全部满足后：

From the date on which all of the effective conditions stipulated in Article 8.1 of this Agreement are satisfied:

(1)	双方应当立即通知并配合标的公司：（a）尽快完成标的公司整体变更为有限责任公司（以下简称“改制”）的手续，（b）改制完成后尽快完成标的资产过户至收购方的手续，即完成标的公司关于本次重组所需的商业变更登记，包括但不限于本次交易涉及的标的公司股东变更登记、公司章程及董事、监事变更的工商变更备案手续办理；

The Parties shall immediately notify the Company, and also cooperate with the Company, to: (a) convert the Company into a limited liability company as soon as possible (“Conversion”), and (b) after the completion of the Conversion, handle as soon as possible the procedures for transferring the Target Assets to the Purchaser, i.e. the necessary commercial registration changes of the Company in relation to the Whole Transaction, including but not limited to the change of the registered shareholder of the Company, amendment of the articles of association, directors and supervisors of the Company.

(2)	双方应当立即根据本协议第5.5条的约定，尽快促使标的公司办理本次交易所需相关手续。甲方应当立即根据本协议第5.3（4）条、第5.3（5）条的约定，办理本次交易涉及的税务和外汇手续。

The Parties shall immediately procure the Company to undertake all necessary procedures for this Transaction in accordance with Article 5.5. Party A shall, in accordance with the provisions stipulated in Articles 5.3 (4), and 5.3 (5) of this Agreement, promptly complete the applicable tax and foreign exchange procedures for outbound payment for this Transaction.

4.2	双方同意，根据上述第4.1（1）条将标的资产过户至收购方名下且完成标的公司股东变更登记的日期为“交割日”。

The Parties agree that the date on which the title of the Target Assets has been transferred from Seller to the Purchaser and the commercial registration of relevant change of shareholders of the Company has been completed in accordance with Article 4.1(1) shall be the “Closing Date”.

4.3	双方同意，受限于第4.4条规定，收购方向转让方支付标的资产的交易对价应以以下事项均完成为前提条件：

The Parties agree that, subject to Article 4.4, the Purchaser’s payment of the Transaction Consideration for the Target Assets to the Seller shall be conditional upon the completion of the following conditions precedent:

(1)	根据第4.2条交割已发生并完成。

The closing has occurred on the Closing Date in accordance with Article 4.2.

(2)	就本次交易所涉及的转让方税务申报和备案手续已适当完成，且收购方已从交易价格中为转让方代扣代缴其应依照中国法律需要缴纳的税款，并取得有权税务主管部门出具的完税凭证。

The applicable Tax filing and reporting in relation to the Seller for this Transaction shall have duly complete, the Purchaser has withheld and paid relevant Taxes on behalf of the Seller in accordance with the applicable China Law, and obtain the applicable tax return issued by the competent tax authority.

(3)	标的公司已就本次交易取得了相应的外汇业务变更登记凭证，并且收购方已经就本次交易被许可对外支付。

The Company shall have obtained the relevant updated foreign exchange registration certificate, and the Purchaser shall have been permitted to remit overseas for the Transaction.

4.4	双方知悉并同意，虽然存在第4.3条的约定，收购方仍需按照第2.2条约定通过募资程序并补足不足资金的方式（如需）筹措资金支付交易对价。交易对价的支付在任何情形下均不应迟于交割日后的两（2）个月期满之日（或双方根据本条约定一致同意的延长期限届满之日）（“支付截止日”）。

The Parties mutually acknowledge and agree, notwithstanding the payment conditions in Article 4.3, the Purchaser will need to undertake the Fund Raising Procedure and secure funds for any gap (if needed) to satisfy the payment of Transaction Consideration. The payment of the Transaction Consideration by the Purchaser to the Seller shall in any event occur and complete before the expiry of two (2) months after the Closing Date (or the expiry of any extension period mutually agreed by the Parties under this Article) (“Payment Long Stop Date”).

5	陈述、保证与承诺

Representations, Warranties and Covenants

5.1	甲方就本协议的履行作出陈述与保证如下，且下述陈述和保证应被视为在交割日重复作出：

Party A hereby represents and warrants as follows with respect to the performance of this Agreement, and the following representations and warranties shall be deemed to be repeated on the Closing Date:

(1)	甲方是一家依法成立且有效存续并于深交所上市的股份有限公司，依照中国法律具有独立的法人资格。

Party A is a company limited by shares duly established and validly existing as well as listed on SZSE and has independent legal person status under the PRC Laws.

(2)	甲方已依法取得为签署并全面履行本协议所必需的截至本协议签署日可以取得的全部批准、同意、授权和许可，保证具有合法的权力和权利签署并全面履行本协议。

Party A has duly obtained all approvals, consents, authorizations and permits obtainable as of the Execution Date of this Agreement necessary for the execution and full performance of this Agreement and undertakes that it has the legal power and right to execute and fully perform this Agreement.

(3)	本协议的签署和履行不违反甲方的公司章程或其它组织规则中的任何条款或与之相冲突，且不违反任何法律、法规和规范性文件的规定，本协议签署及其履行不会与甲方作为一方或者对其有约束力的其他任何合同或者承诺相冲突。

The execution and performance of this Agreement will not violate or conflict with any provision of the articles of association or other organizational rules of Party A, and will not violate any provisions of laws, regulations and regulatory documents. The execution and performance of this Agreement will not conflict with any other contracts or commitments to which Party A is a party or by which it is bound.

(4)	甲方就本次交易向乙方所作之陈述或说明或其向乙方提供之全部资料在均真实、准确、完整，不存在虚假记载、误导性陈述或者重大遗漏。

The representations or explanations made by Party A to Party B with respect to this Transaction or all the information provided by Party A to Party B are true, accurate and complete, and free from any false record, misleading representation or material omission.

5.2	乙方就本协议的履行作出陈述与保证如下：

Party B hereby represents and warrants as follows with respect to the performance of this Agreement:

(1)	乙方为依据其设立地法律依法成立且有效存续的独立主体机构，具有签署本协议，及行使相关权利、履行相关义务的资格，并已依法取得为签署和履行本协议所必需的截至本协议签署日可以取得的全部批准、同意、授权和许可，保证具有合法的权力和权利签署并履行本协议。

Party B is an independent entity duly established and validly existing under the laws of the jurisdiction where it is set up. Party B has the qualification to execute this Agreement, exercise relevant rights and perform relevant obligations hereunder, and has duly obtained all approvals, consents, authorizations and permits obtainable as of the Execution Date of this Agreement necessary for the execution and performance of this Agreement and undertakes that it has the legal power and rights to execute and perform this Agreement.

(2)	乙方签署本协议并履行其项下义务没有违反任何对其适用的有关法律、法规以及政府命令，亦不会与以其为一方或者对其有约束力的合同或者协议产生冲突。

Party B’s execution of this Agreement and the performance of its obligations hereunder will not violate any applicable laws, regulations and government orders, and will not conflict with any contracts or agreements to which it is a party or by which it is bound.

(3)	乙方保证在本协议中的各项陈述和保证是真实、准确、完整的；乙方已经或在本次交易实施前向甲方及本次交易的中介机构提供的与本次交易有关的所有文件、资料和信息在所有重大方面均是真实、准确、完整和有效的，没有虚假记载、误导性陈述或重大遗漏。

Party B warrants that the representations and warranties contained herein shall be true, accurate and complete, that all the documents, materials and information provided by Party B to Party A and the intermediaries for this Transaction prior to the implementation of this Transaction shall be true, accurate, complete and valid in all material respects, and no false record, materially misleading representation or material omission is contained in such documents, materials and information.

(4)	标的资产不存在禁止转让、限制转让、其他任何权利限制的合同、承诺或安排。

There is no contract, commitment or arrangement prohibiting or restricting the transfer of the Target Assets or imposing any other restrictions on the transfer thereof.

(5)	乙方对标的资产享有完整的所有权，标的资产不存在质押等任何担保权益，不存在冻结、查封或者其他任何被采取强制保全措施的情形，亦不存在任何可能导致上述股权被有关司法机关或行政机关查封、冻结、征用或限制转让的未决诉讼、仲裁以及任何其他行政或司法程序，标的资产依中国法律可以合法转让给收购方，其他第三方对标的资产不存在权利请求。

Party B shall have full ownership of the Target Assets, and the Target Assets do not have any security interest such as pledge, freezing, seizure or any other circumstances under which compulsory preservation measures have been taken, nor is there any pending litigation, arbitration or any other administrative or judicial proceedings which may result in the seizure, freezing, expropriation or restriction on the transfer of such shares by the competent judicial or administrative authorities. The Target Assets can be lawfully transferred to the Purchaser in accordance with the PRC Laws, and no other third party(ies) has any claim upon the Target Assets.

(6)	乙方确认：（i）其签署本协议即构成已同意本次重组方案（包含管理层交易安排）以及标的公司股权激励计划加速行权安排；以及（ii）截至本协议签署日，转让方与标的公司及/或管理层股东等相关方不存在任何进行中或未决诉讼或仲裁程序或类似法律程序。

Party B confirms that (i) by executing this Agreement, it has agreed to the Whole Transaction (including Management Transaction) and Acceleration Arrangement for ESOP; and (ii) as of the Execution Date of this Agreement, there are no ongoing or pending litigations, arbitrations or any similar legal proceedings between the Seller and the Company and/or any Management Shareholder.

5.3	甲方就本协议的履行作出承诺如下：

Party A hereby covenants as follows with respect to the performance of this Agreement:

(1)	甲方应当尽最大努力使得本次重组在本协议签署日后三（3）个月内获得甲方股东会批准。

Party A shall make every effort to ensure that the Whole Transaction is approved by the shareholders’ meeting of Party A within three (3) months after the Execution Date.

(2)	甲方应当尽最大合理努力促使第8.1条的各项生效条件在本协议签署日后尽快满足，包括但不限于获得甲方股东会批准、本次重组获得深交所审核通过和中国证监会注册等。

Party A shall make its reasonable best effort to procure that the Effective Conditions in Article 8.1 will be fully satisfied as soon as possible after the Execution Date, including without limitation the approval of the Whole Transaction the shareholders’ meeting of Party A, the approval of the Whole Transaction by the SZSE and registered with the CSRC, etc..

(3)	甲方同意将配合标的公司提前准备相关文件，促使标的公司在改制后尽快完成本次交易涉及的标的公司股东变更登记、公司章程及董事、监事变更的工商变更备案手续。

Party A agrees to cooperate with the Company in advance in preparation of relevant documents so as to procure the completion of the industrial and commercial filing procedures for the change in the shareholder, amendment of the articles of association, directors and supervisors of the Company in connection with the Transaction as soon as possible after the Conversion of the Company.

(4)	在本协议生效条件全部满足后，甲方同意将尽快办理本次交易所涉及的为转让方代为报税和备案的相关手续，并在税务申报后尽快依法从交易对价中为转让方代扣代缴相关税款，取得有权税务主管部门出具的完税凭证。

After all the Effective Conditions are satisfied, Party A agrees to undertake applicable Tax filing and reporting in relation to the Seller for this Transaction, immediately withhold and make payment relevant Taxes on behalf of the Seller in accordance with the applicable China Law, and obtain the tax return issued by the competent tax authority.

(5)	甲方应当促使标的公司在交割日后尽快办理外汇变更登记并取得相应的变更登记凭证，同时，收购方应尽快办理就本次交易的对外支付交易对价的相关许可和手续。

Party A shall procure the Company to complete the change of registration of foreign exchange and obtain relevant updated foreign exchange registration certificate after the Closing Date. Moreover, Party A shall undertake relevant permit and procedures for the payment of Transaction Consideration for this Transaction.

(6)	标的公司或其下属企业在本次交易后可以继续使用汉字“英迪芯微”作为商号或将其注册、登记为商标、著作权等知识产权，但就“Indiemicro"和“indiemicro”商标、商号和标识的使用不应超过交割日后的12个月。甲方同意促使标的公司及其下属企业在交割日后12个月内停止使用 “Indiemicro”和“indiemicro”或任何其他包含“indie”的英文名称作为商号或将其注册、登记为商标、著作权等知识产权,并在该12个月期限届满后尽快就已注册的“Indiemicro”和“indiemicro”商标在中国商标监管机构完成注销程序，且未来不再重新申请或续期。甲方承认“indie” 或其任何衍生词（包括但不限于Indie、indi、indy、Indy、inndee）的商标、商号和标识的所有权应归属于乙方，标的公司及其下属企业未来使用“indie”或其任何衍生词或将“indie”翻译为中文之外的其他语种使用均需获得乙方明确的书面同意（标的公司根据本条前述规定在交割日后的12个月内继续使用“Indiemicro"和“indiemicro”商标、商号和标识除外）。为免疑义，甲方应当促使标的公司及其下属企业在完全符合相关中国法律规定的情况下无条件支持乙方或其关联方未来使用“indie”或其任何衍生词（但不含中文“英迪”二字）或将其等在中国知识产权监管机构或其他任何国际知识产权机构进行注册。甲方同意，并将促使标的公司及下属企业承诺同意，不会起诉乙方的前述使用和注册行为。

The Company, and its subsidiaries shall have the right to using Chinese characters “英迪芯微” as tradenames or registration of the same as trademarks, copyrights and other intellectual property after this Transaction, but may continue to use “Indiemicro” and “indiemicro” as trademarks, trade names and signs for a period no longer than twelve (12) months after the Closing Date. Party A shall cause the Company, and its subsidiaries to cease using “Indiemicro” and “indiemicro” or any other English names containing “indie” as tradenames or registration of the same as trademarks, copyrights and other intellectual property, shall deregister the registered trademarks of “Indiemicro” and “indiemicro” as soon as possible after the expiration of the aforesaid 12 months period and shall not re-apply or renew any application in connection thereof. Party A acknowledges that the ownership to “indie” and any derivatives thereof (including but not limited to Indie, indi, indy, Indy, inndee) and the related tradenames, trademarks and logos shall vest in Party B, and that any future use of “indie” or any derivative thereof (including but not limited to Indie, indi, indy, Indy, inndee), or any language translation of “indiemicro” other than Chinese by the Company and its subsidiaries shall require the express written consent of Party B (other than the use of “Indiemicro” and “indiemicro” within 12 months after the Closing Date as provided for in the previous sentence). For the avoidance of doubt, Party A shall cause the Company and its subsidiaries to, subject to full compliance with applicable PRC Laws, unconditionally support Party B’s future use and registration of “indie” or its derivatives (but excluding the two characters”英迪“in Chinese) with local China authorities and any other international authorities. Party A agrees, and shall cause the Company and its subsidiaries to agree and covenant not to sue Party B for the aforementioned use and registration.

(7)	交割日后，甲方将促使标的公司及其下属企业按与乙方已签署的相关知识产权转让、许可协议或任何其他与乙方已签署的协议约定继续适当履行该等协议。

After the Closing Date, Party A shall cause the Company, and its subsidiaries continue to duly perform relevant intellectual property transfer and license agreements, or any other agreements already executed by Party B and the Company or its subsidiaries.

(8)	交割后，如乙方书面请求并提供相关依据信息，甲方可以在不违反中国法律的前提下，向其提供其合理要求的信息、文件、协助和配合，以使乙方能够完成与标的公司及其业务相关的所有税务、会计、监管和其他法律备案、披露和合规义务，但前提是该等信息提供和使用须经甲方事先书面同意且不应导致甲方和/或标的公司遭受损失。

After Closing, upon written request by Party B with supporting information, Party A may, subject to non-conflict and violation of applicable PRC Laws, provide such information, documentation, assistance and cooperation, as Party B shall reasonably request, to enable Party B to complete all tax, accounting, regulatory and other legal filing, disclosure and compliance obligations of Party B, provided the scope of information provision and usage of such information shall be approved by Party A in advance in writing and shall not result in any losses to Party A and/or the Company.

5.4	乙方就本协议的履行作出承诺如下：

Party B hereby covenants as follows with respect to the performance of this Agreement:

(1)	乙方保证配合甲方办理本次交易的相关手续，包括但不限于采取一切必要合规行动及时出具乙方内部决策文件、签署并准备相关申报材料等，及在本协议约定的原则条件下进行标的资产转让而向有关主管部门报请审批、核准及/或备案的相关手续及/或文件等。

Party B undertakes to cooperate with Party A in completing the relevant formalities for this Transaction, including, without limitation, taking all necessary compliance actions, promptly issuing internal decision-making documents of Party B, executing and preparing relevant filing materials, and submitting relevant formalities and/or documents to competent authorities for examination, approval and/or filing in connection with the transfer of the Target Assets based on the principles set forth in this Agreement.

(2)	乙方将配合标的公司提前准备相关文件，以促使标的公司在本次重组经中国证监会注册后，尽快完成标的公司改制的工商变更登记手续，并在改制完成后尽快完成本次交易涉及的标的公司股东变更登记、公司章程及董事、监事变更的工商变更备案手续。

Party B agrees to cooperate with the Company in the advance in preparation of relevant documents so as to procure the Company to complete the commercial registration procedures for the Whole Transaction as soon as possible after the Whole Transaction is registered with the CSRC, and, to procure the completion of the commercial registration procedures for the change in the shareholder, amendment of the articles of association, directors and supervisors of the Company after the completion of the Conversion.

(3)	乙方对标的公司或其下属企业在本次交易后继续使用汉字“英迪芯微”作为商号或将其注册、登记为商标、著作权等知识产权无异议，乙方确认不会因本次交易后不再持有标的公司股权，而要求标的公司或其下属企业变更公司名称。为免疑义，“英迪芯微”在此仅指中文。乙方知悉“英迪芯微”在中国为注册在标的公司名下之注册商标，属于标的公司资产。自交割日起，除非第5.3（6）条另行规定，乙方将且将促使其关联方不再使用“英迪芯微”、“Indiemicro”、“indiemicro”作为商号或任何知识产权，且不会将任何类似字样或衍生词作为商号或将其注册、登记为商标、著作权等知识产权。

Party B has no objection to the Company, or its subsidiaries continued use of Chinese characters “英迪芯微” as tradenames or registration of the same as trademarks, copyrights and other intellectual property after the Transaction. Party B confirms that it will not request the Company or its subsidiaries to change their name if it no longer holds any shares in the Company after the Transaction. For the avoidance of doubt, “英迪芯微” refers solely to the Chinese term. Party B acknowledges that “英迪芯微”, is trademark registered under the Company’s name in China and part of the Company’s assets. Unless as otherwise provided for in Clause 5.3(6), Party B will and will also procure its affiliates to cease using “英迪芯微”,“Indiemicro” and “indiemicro” as trade names or any intellectual property form, and will not use any similar or derivative thereof as tradenames or registration of the same as trademarks, copyrights and other intellectual property.

5.5	双方共同同意在本协议生效条件达成后尽合理最大努力促使标的公司进行如下行动：

The Parties mutually agree to use their respective reasonable best efforts to procure the Company to take the following actions after the full satisfaction of all Effective Conditions:

(1)	促使标的公司提前准备相关文件，尽快完成标的公司改制的工商变更登记手续，并在改制完成后尽快完成本次交易涉及的标的公司股东变更登记、公司章程及董事、监事变更的工商变更备案手续。

to procure the Company in advance to prepare relevant documents so as to complete the commercial registration procedures for the Conversion, and, to procure the completion of the commercial registration procedures for the change in the shareholder, amendment of the articles of association, directors and supervisors of the Company after the completion of the Conversion.

(2)	促使标的公司尽快就本次交易完成外汇变更登记并且取得相应凭证。

to procure the Company to complete the change of registration of foreign exchange and obtain relevant documents.

6	过渡期安排

Transitional Period Arrangements

6.1	过渡期损益安排

Arrangements of Profits and Losses for Transitional Period

6.1.1	乙方承诺，自本协议签署日起至交割日止的期间，乙方将在其作为标的公司现有股东的权利范围内协助标的公司正常经营，除为遵守法律法规要求、履行本协议项下的义务、或者应对任何不可抗力事件而采取的必要行动外，乙方不会做出致使或可能致使标的公司的业务、经营或财务发生重大不利变化的行为。

Party B undertakes that from Execution Date of this Agreement to the Closing Date, it will, to the extent of the shareholder rights of Party B as the existing shareholder of the Company, assist the Company to maintain its ordinary course of business operation, and will not take any actions which have or may have material adverse change in the business, operation or financial conditions of the Company, other than actions to comply with Laws and Regulations, to comply with its obligations under this Agreement, or in necessary response to any Force Majeure Event.

6.1.2	标的公司在过渡期间的损益，在本次交易标的资产交割完成后，将由会计师事务所进行专项审计并出具资产交割审计报告，确认标的公司在过渡期间的损益合计数额。过渡期标的公司因实现盈利或由于其他原因增 加的净资产的部分，由收购方及届时的股东享有；如标的公司在过渡期间因发生了亏损或其他原因导致净资产减少，则就减少的部分，由管理层股东按照其分别取得的交易对价占其合计取得的交易对价的比例以现金方式向标的公司补足。若交割日为当月15日（含15日）之前，则资产交割审计报告的损益审计基准日为上月月末；若交割日为当月15日之后，则损益审计基准日为当月月末。

With respect to the profits and losses of the Company during the Transitional Period, upon completion of the Closing of the Transaction, an accounting firm will conduct a special audit and issue a Target Assets Closing audit report to confirm the aggregate amount of the profits and losses for the Transitional Period. The Purchaser and its then shareholders shall be entitled to any portion of the net asset value of the Company increased due to profits realized by the Company or due to any other reasons during the Transitional Period; if the net asset value of the Company decreases due to losses or any other reason during the Transitional Period, the Management Shareholders shall be responsible to make up such decreased portion to the Company in the ratio of the Transaction Consideration received by them respectively to the aggregate Transaction Consideration received by the Management Shareholders. If the Closing Date is prior to the 15th day (inclusive) of a given month, the profit and loss audit benchmark date of the Target Assets Closing audit report shall be the end of the previous month; if the Closing Date is after the 15th day of a given month, the profit and loss audit benchmark date shall be the end of such month.

6.2	过渡期其他事项

Other Matters during the Transitional Period

6.2.1	自本协议签署日起至交割日止的期间，乙方承诺通过采取行使股东权利等一切有效的措施，确保对于标的资产的合法并完整的所有权，保证标的资产权属清晰，未经甲方事先书面同意，不以任何方式处置标的资产的所有权或在标的资产之上设置质押或其他权利负担。

During the period from the Execution Date of this Agreement to the Closing Date , Party B undertakes to take all effective measures such as the exercise of its shareholders’ rights to ensure its legal and complete ownership of the Target Assets and guarantee the clean and clear ownership of the Target Assets and, without the prior written consent of Party A, not to dispose the ownership of the Target Assets in any manner or create any pledge or other encumbrance on the Target Assets.

6.2.2	自本协议签署日起至标的资产交割日止的期间，乙方不应与甲方以外的任何第三方就标的资产或标的公司股权或权益的出售、转让或标的公司增资扩股事宜进行任何形式的谈判、接触、协商或签署任何法律文件，乙方亦不应授权第三方就标的资产进行前述谈判、接触、协商或签署任何法律文件。为免疑义，本协议第6.2.1条和第6.2.2条均不排除或禁止乙方就其自身或所持资产的全部或部分出售进行谈判或达成交易/一系列交易，前提是，前述交易应不影响本协议项下交易的完成，且乙方资产的受让方应继承乙方在本协议项下的权利义务。

During the period from the Execution Date of this Agreement to the Closing Date of the Target Assets, Party B shall not negotiate, contact or communicate in any manner or execute any legal documents with any third party other than Party A with respect to sale or transfer of the Target Assets or any share capital / interest of the Company or share increase in the Company, nor shall Party B authorize any third party to conduct the aforementioned contacts, negotiations, communications or execute any legal documents with respect to the Target Assets. For avoidance of doubt, neither Article 6.2.1 nor 6.2.2 shall preclude or prohibit Party B from negotiating or entering in a transaction or series of transactions regarding the sale or restructuring of Party B itself or its assets in whole or in part, provided such actions will not affect the performance and completion of the Transaction hereunder, and the transferee of Party B’s assets shall inherit the rights and obligations of Party B under this Agreement.

7	信息披露与保密

Information Disclosure and Confidentiality

7.1	双方应当按照法律法规的有关规定，履行与本次交易相关的各项信息披露义务。每一方均理解另一方所在国家的相关适用证券法律法规禁止基于重大非公开信息买卖其或其母公司（根据情况适用）的证券，任何该等基于非公开信息的买卖行为均将构成对适用法律的违反。

The Parties shall, in accordance with the relevant Laws and Regulations perform the information disclosure obligations relating to this Transaction. Each Party acknowledges and understands that the securities laws of the jurisdiction of the other Party prohibit the purchase or sale of securities of the other Party or its parent company (as applicable) on the basis of material nonpublic information, and any purchase of securities based on nonpublic information shall compose violations of such applicable laws.

7.2	双方对因本次交易事宜而获知的其他方的商业秘密（包括但不限于各种经营数据、财务报表、合同协议书等文字资料和相关的口头信息）负有保密义务，不得向任何第三方泄露，但法律法规另有规定的或经其他方书面同意的除外。

The Parties shall keep confidential the business secrets of other Parties obtained as a result of this Transaction (including, without limitation, various operating data, financial statements, contracts and agreements and other written materials and relevant oral information), and shall not disclose the same to any third party, unless otherwise provided by Laws and Regulations or agreed by the other Parties in writing.

7.3	在本次交易完成前，非因有关法律法规及证券监管部门的要求，任何一 方均应保守秘密，不得向任何第三人公开或透露本次交易相关的任何情况和细节，否则违约方应承担因此造成守约方损失的全部赔偿责任。

Prior to the completion of this Transaction, unless required by applicable Laws and Regulations and securities regulatory authorities, any Party shall keep confidential and may not disclose to any third party any situation and details relating to this Transaction, otherwise the breaching Party shall bear all liabilities for damages for losses caused by the non-breaching Party thereby.

7.4	下列情形不被视为披露或泄露信息和文件：

The following circumstances shall not be regarded as disclosure or leakage of information and documents:

(1)	所披露的信息和文件在披露之前已为公众所知，且披露方对此并无过错；

The information and documents disclosed are already in the public domain before the disclosure is made, through no fault of the disclosing party.

(2)	根据法律法规的强制性规定，或有管辖权的政府部门（如中国证监会）或证券交易所的决定、命令或要求，或法院、仲裁机构的判决、裁定或裁决，而进行的披露；

Disclosure required by mandatory provisions of Laws and Regulations, decisions, orders or requirements of competent governmental authorities (such as CSRC) or stock exchanges, or judgments, rulings or awards of any court or arbitral body.

(3)	以订立及履行本协议为目的，在聘请各中介机构（包括独立财务顾问、审计师、评估师和律师）之前和/或之后，向各中介机构进行的披露。

Disclosure made to each intermediaries (including independent financial advisors, auditors, appraisers and attorneys) before and/or after engaging them for the purpose of entering into and performing this Agreement.

(4)	为取得有关政府部门审批或核准而向该有关机关或机构报送相关材料；

Submitting relevant materials to the relevant governmental authorities or institutions for the purpose of obtaining approval or verification of such authorities.

(5)	根据所适用的证券交易所交易规则进行的披露。

Disclosure made in accordance with the applicable trading rules of any stock exchange.

8	协议的生效、解除、修改及补充

Effectiveness, Termination, Amendment and Supplement

8.1	生效

Effectiveness

本协议自双方签署后成立，其中第2条、第3条、第4条和第6.1条自下列条件（“生效条件”）全部满足之日起生效，在前述条款生效前，除非双方一致书面同意，不得对该等条款做任何修改；其他条款签署后立即生效：

This Agreement shall be formed upon the Execution Date. However Articles 2, 3, 4 and 6.1 shall become legally effective from the date on which all of the following conditions (the “Effective Conditions”) are satisfied, and before the foregoing provisions come into effect, no modification shall be made unless both Parties agree in writing. Other provisions of this Agreement shall become legally effective immediately upon execution:

(1)	甲方董事会已经履行法定程序审议通过本次交易的相关议案；

The Board of Directors of Party A shall have performed legal procedures to review and approve the resolution with respect to this Transaction.

(2)	甲方股东会已经履行法定程序审议通过本次交易的相关议案；

The shareholders’ meeting of Party A shall have performed legal procedures to review and approve the resolution with respect to this Transaction.

(3)	乙方内部有权机构已审议通过本次交易相关事项（如需）；

The internal authority of Party B shall have reviewed and approved the matters relevant to this Transaction (if necessary).

(4)	本次重组已经取得深交所审核通过及中国证监会注册；

This Whole Transaction shall have been duly approved by SZSE and registered with CSRC.

(5)	相关法律法规要求的其他必要批准或核准（如需）。

Other necessary approvals or consents (if necessary) required by applicable laws and regulations.

8.2	双方同意，除非双方书面一致同意，第8.1条所述生效条件在任何情形下均不应迟于本协议签署日后的十八（18）个月期满之日（“生效截止日”）。如截至生效截止日，生效条件仍未全部满足的，乙方有权通过向收购方发出书面通知的方式单方终止本协议及其项下交易。

The Parties agree that all of the Effective Conditions under Article 8.1 shall in any event be fully satisfied no later than the expiry of eighteen (18) months after the Execution Date (“Effective Long Stop Date”), unless the Parties agree in writing otherwise. In case all Effective Conditions fail to be fully satisfied as of the Effective Long Stop Date, Party B shall have the right to unilaterally terminate this Agreement and the Transaction hereunder by delivering a written notice to the Purchaser.

8.3	解除

Release

(1)	除本协议另有约定外，于交割日之前，经双方协商一致，可以以书面方式终止或解除本协议。

Unless otherwise provided herein, this Agreement may be terminated or rescinded in writing through mutual consultations between the Parties prior to the Closing Date.

(2)	乙方有权根据第8.2条终止本协议。

Party B has the right to terminate this Agreement pursuant to Article 8.2.

(3)	如甲方股东会未能在本协议第5.3（1）条规定的期限内审议通过本次重组，乙方有权单方终止本协议。

If the shareholders’ meeting of Party A fails to approve the Whole Transaction within the period stipulated in Article 5.3(1) of this Agreement, Party B shall have the right to unilaterally terminate this Agreement.

(4)	本协议签署后至标的资产交割日前，适用的法律、法规出现新的规定或变化，从而使本协议的主要内容与法律、法规实质不符且本协议无法继续履行，双方应当友好协商并根据新的法律、法规对本协议进行修改，如果双方在30天内未能就协议的修改达成一致意见的，任意一方均有权单方解除本协议。

If, after the execution of this Agreement and prior to the Closing Date of the Target Assets, new provisions are incorporated or changes are made in applicable laws and regulations, which causes or results in the main contents of this Agreement being materially inconsistent with such laws and regulations and this Agreement impossible to be continuously implemented, the Parties shall be obligated to negotiate in good faith amendments to the Agreement that comply with the new laws and regulations and preserve as much as practicable the Parties’ original intent. If the Parties fail to reach agreement on such amendments within 30 days, then either Party shall have the right to terminate this Agreement unilaterally.

(5)	于交割日前，如任意一方严重违反其在本协议项下做出的任何声明、保证和承诺，并且该违约行为在收到守约方通知后30天内仍未得到纠正的，守约方有权单方解除本协议并终止本次交易，同时有权要求违约方按照协议约定承担违约责任。任何一方均不得根据第8.3(5)条 终止本协议，如果另一方的重大违约系因其违约行为所导致。

Prior to the Closing Date, if any Party has materially breached any representations, warranties and covenants made by it hereunder, and the breach remains uncured for 30 days following receipt of notice by the non-breaching party, the non-breaching Party shall have the right to rescind this Agreement and terminate the Transaction unilaterally, and request the breaching Party to bear liabilities for breach of contract in accordance with the provisions hereof. No Party shall be permitted to terminate pursuant to this Article 8.3(5) if its breach of this Agreement caused the material breach of the other Party under this Agreement.

(6)	于交割日前，任何一方均有权根据第10.3条终止本协议。

Prior to the Closing Date, either Party has the right to terminate this Agreement pursuant to Article 10.3.

(7)	交割日后，任何一方均不得终止本协议及其项下交易。

After the Closing Date, neither Party shall terminate this Agreement and the Transaction hereunder.

8.4	修改及补充

Amendment and Supplement

就本协议未尽事宜或未明确的事项，双方协商一致后可签署书面补充协议对本协议进行必要的修改和补充，补充协议（如有）应作为本协议的组成部分，与本协议具有同等法律效力。

With respect to matters not mentioned or specified in this Agreement, the Parties may, upon mutual agreement, enter into written supplemental agreements to make necessary amendments or supplements to this Agreement. Such supplemental agreements (if any) shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

9	税费

Taxes

双方同意，因办理本次交易相关事宜过程中所发生的其他各种税费，由双方依据适用法律规定各自承担，但应同时基于本条下列安排。

The Parties agree that each Party shall bear the Taxes incurred by it in the handling matters relating to this Transaction respectively in accordance with the applicable laws, provided also subject to the following arrangements.

若按照相关适用法律的要求，收购方应作为代扣代缴义务人就转让方于本次交易中的应纳税款履行代扣代缴义务，则收购方有权在向转让方支付交易对价之前先按照适用法律的要求履行前述代扣代缴义务，并且在最终支付给转 让方的交易对价中扣除上述应纳税款金额。

Pursuant to the applicable laws, the Purchaser is required to act as the withholding obligor to withhold and pay the Tax payable by the Seller for this Transaction, the Purchaser shall be entitled to perform such withholding obligations prior to making payment to the Seller and deduct the amount of such Tax payable from the Transaction Consideration.

为免疑义，收购方支付给转让方的交易对价中扣除应纳税款不应视为收购方未按本协议约定履行支付交易对价之义务。

For the avoidance of doubt, the deduction of the Tax payable from the Transaction Consideration paid to the Seller shall not be deemed as the failure by the Purchaser to perform its obligation to pay the Transaction Consideration in accordance with this Agreement.

10	不可抗力

Force Majeure

10.1	本协议所称“不可抗力事件”是指受不可抗力影响一方不能合理控制的，无法预料或即使可预料到也不可避免且无法克服，并于本协议签署日之后出现的，使该方对本协议全部或部分的履行在客观上成为不可能或不实际的任何事件，包括但不限于水灾、火灾、旱灾、台风、地震等其他自然灾害、政府行为、流行性疾病、骚动、暴乱及战争（不论是否宣战）。

For the purpose of this Agreement, the “Force Majeure Event” means any event which is beyond the reasonable control of the affected Party, which is unforeseeable or unavoidable and insurmountable even if foreseeable and which occurs after the Execution Date and renders all or part of this Agreement objectively impossible or impractical to perform by the affected Party, including but not limited to flood, fire, drought, typhoon, earthquake and other natural disasters, act of government, epidemic, turmoil, riot, war (declared or not) etc..

10.2	如因不可抗力事件致使任何一方不能履行或不能完全履行本协议时，该方应立即将该等情况以书面形式通知本协议其他方，并在该等情况发生之日起七（7）个工作日内提供详情及本协议不能履行或者部分不能履行或者需要延期履行的理由的有效证明。

If any Party is unable to perform or fully perform this Agreement due to an Force Majeure Event, it shall immediately notify the other Party hereto in writing of such circumstance and, within seven (7) Business Days from the date of the occurrence of such circumstance, provide details thereof and a valid certificate explaining the reasons for its failure to perform or delay the performance of all or any part of this Agreement.

10.3	如一方因不可抗力事件，部分或全部不能履行本协议项下的义务，将不 构成违约，该义务的履行在不可抗力事件妨碍其履行期间应予中止。不可抗力事件或其影响终止或消除后，该方须立即恢复履行各自在本协议项下的各项义务。如不可抗力事件及其影响持续三十（30）日或以上并且致使协议任何一方丧失继续履行本协议的能力，则任何一方有权决定终止本协议。

The failure of a Party to perform its obligations under this Agreement, in whole or in part, due to a Force Majeure Event shall not constitute a breach, and the performance of such obligations shall be suspended during the period in which the performance is hindered by the Event of Force Majeure. After the termination or elimination of the Event of Force Majeure or its effect, the affected Party shall immediately resume performance of its respective obligations under this Agreement. If the Event of Force Majeure and its effect last for thirty (30) days or more and, as a result, either Party has lost its ability to continue performance of this Agreement, then either Party has the right to terminate this Agreement.

10.4	若因国家政策或法律、法规、规范性文件在本协议签署后发生重大调整而直接实质影响本协议的履行或者致使本协议主要权利义务不能按约履行时，协议双方均无过错的，不追究协议双方在此事件发生后未履行约定的违约责任，按其对履行协议影响的程度，由双方协商决定是否解除本协议或者延期履行本协议。

In the event of significant adjustment of national policies or laws, regulations and regulatory documents after the execution of this Agreement, which directly and materially affects the performance of this Agreement or causes failure of performance of material rights and obligations hereunder, the Parties shall not be held liable for such adjustment. The Parties shall decide, through consultation, whether to terminate this Agreement or delay the performance of this Agreement based on the impact of such adjustment on the performance of this Agreement.

11	违约责任

Liability for Breach of Contract

11.1	自本协议签署日起，除不可抗力事件以外，任何一方不履行或不及时、不适当履行本协议项下其应履行的任何义务，或违反其在本协议项下作出的任何陈述、保证或承诺，均构成其违约，应按照法律规定承担违约责任。

From the Execution Date hereof, except for Force Majeure Event, failure on the part of either Party to perform or promptly or properly perform any obligations that it shall perform hereunder or violation by either Party of any representations, warranties or undertakings made by it hereunder shall constitute a breach by the Party, and such Party shall be liable for breach of contract in accordance with the law.

11.2	本协议一方未按本协议之规定履行其义务，给另一方造成实际损失的，违约方应赔偿履约方的合理实际经济损失。该等损失包括但不限于：守约方为本次交易而发生的合理的审计费用、评估费用、财务顾问费用、律师费用、差旅费用等。

If either Party hereto fails to perform its obligations in accordance with this Agreement and causes actual losses to the other Party, the breaching Party shall compensate the non-breaching Party for the reasonable actual economic losses. Such losses include, without limitation, reasonable audit fees, appraisal costs, financial advisors’ fee, attorneys’ fee and travel expenses incurred by the non-breaching Party in connection with this Transaction.

11.3	本协议签署后，除本协议另有约定外，如任何一方违反本协议约定、单方面解除本协议、不配合办理标的资产交割、或者以实际行动表示不履行本协议导致本次交易无法继续推进的，视为违约。

After the execution of this Agreement, unless otherwise provided for herein, if a Party breaches the provisions of this Agreement, unilaterally rescinds this Agreement, fails to cooperate in the Closing of the Target Assets or showing by actions not to or failure to perform this Agreement, which results in the failure to proceed with the Transaction, such Party shall be deemed to have breached this Agreement.

11.4	如收购方未能在支付截止日支付完毕全部交易对价的，收购方应按照交易对价中应付而未付金额的万分之三/日向转让方支付资金补偿，补偿期间应自支付截止日起至以下两项孰早发生之日：(i)全部交易对价（包括补偿金额）实际支付完成，或(ii)支付截止日后三十（30）日期限届满。在支付截止日后三十（30）日内，如收购方仍未能支付完毕全部交易对价，自支付截止日的第三十一（31）日起（含本日），收购方应向转让方就交易对价中应付而未付金额按照万分之五/日支付违约罚息，直至全部应付未付交易对价（包括资金补偿和违约罚息，如有）支付完毕。

If the Purchaser fails to pay the full amount of the Transaction Consideration to the Seller as of the Payment Long Stop Date, it shall pay the Seller a compensation interest of 0.03% per day of the outstanding amount payable of the Transaction Consideration, for the period from the Payment Long Stop Date until the earlier occurrence date of the following two: (i) full payment of all Transaction Consideration (including the compensation interest); or (ii) the expiration of thirty (30) days after the Payment Long Stop Date. If the Purchaser fails to pay the full amount of the Transaction Consideration to the Seller within thirty (30) days after the Payment Long Stop Date, from the thirty-first (31st) day of the Payment Long Stop Date (inclusive), the Purchaser shall pay the Seller a penalty interest of 0.05% per day of the outstanding amount payable of the Transaction Consideration, until the full payment of all the outstanding amount payable of the Transaction Consideration, together with the compensation interest and penalty interest accumulated thereof.

11.5	收购方根据本协议第11.4条支付违约金的，不影响其根据本协议第11.2条的规定承担违约责任。

If the Purchaser pays a penalty in accordance with Article 11.4 of this Agreement, it shall not affect its liability for breach of contract as stipulated in Article 11.2 of this Agreement.

11.6	本协议签署后，如因甲方股东会审议未通过、法律法规限制、或证券监管机构等有权机关未能批准本次交易、或因出现和持续不可抗力事件导致本次交易根据本协议约定终止的情形，或因不可归责于双方的原因导致的、在中国证监会同意注册的批文有效期内仍未完成标的资产交割手续或交易对价支付的，双方可另行协商决定是否继续推进本次交易，如双方无法就继续推进本次交易事宜达成一致意见的且本协议未被终止的，则双方均有权单方面解除本协议，该解除行为不构成违约。尽管有前述规定，各方仍应当对本协议解除前发生的尚未纠正的、严重违反其陈述、保证或承诺的行为承担责任。

If, after the execution of this Agreement, the Transaction is terminated in accordance with its terms due to restriction by laws and regulations, or due to the failure of the shareholders’ meeting of the Party A to approve the Transaction, or due to the failure of the securities regulatory body or other competent authorities to approve the Transaction, or due to occurrence and continuity of Force Majeure Event, or if the Closing of the Target Assets or the payment of the Transaction Consideration fails to be completed during the validity period of the approval and registration document issued by the CSRC due to reasons not attributable to the Parties, the Parties may otherwise negotiate and determine whether to continue the Transaction. If the Parties cannot reach an agreement to continue the Transaction and this Agreement has not been terminated, each Party shall have the right to rescind this Agreement unilaterally, and such rescission shall not constitute breach of contract. Notwithstanding the foregoing, each Party shall remain liable for any material uncured breach of its representations, warranties or covenants occurring prior to such rescission.

12	法律适用及争议解决

Governing Law and Dispute Resolution

12.1	本协议的订立、效力、解释、履行和争议解决均适用中国法律。

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC Laws.

12.2	凡因履行本协议所发生的一切争议，双方均应先通过友好协商的方法解决。如在争议发生之日起六十（60）日内仍未能协商解决的，双方均有权向深圳国际仲裁院提起仲裁。

All disputes arising from the performance of this Agreement shall be first resolved by the Parties through friendly negotiations. In case no settlement can be reached through negotiations within sixty (60) days following the date of occurrence of such dispute, either Party shall have the right to submit the dispute to Shenzhen International Court of Arbitration for arbitration.

12.3	本条所述之争议系指双方对协议效力、内容的解释、合同履行、违约责任以及协议变更、解除、终止等发生的一切争议。

The dispute under this article shall refer to all disputes between the Parties arising from the validity, interpretation, performance of this Agreement, liability for breach of this Agreement, and amendment, rescission or termination of this Agreement, etc..

12.4	除有关产生争议的条款外，在争议解决期间，不影响本协议其他条款的有效性或继续履行。

Except for the articles in connection with the occurrence of such dispute, the validity or continuing performance of other terms of this Agreement shall not be affected during the period of dispute resolution.

13	通知

Notice

13.1	所有在本协议下需要发出或送达的通知、要求均须以书面形式作出，并以预缴邮资的特快专递、电子邮件或专人送递的方式发至本协议有关方：

All notices and demands required to be sent or delivered under this Agreement shall be in writing and delivered by courier, email or personal delivery (postage prepaid) to the following parties:

甲方指定联系人：陈雷

Contact Person Designated by Party A: CHEN Lei (陈雷)

地址：广州市天河区林和西路9号耀中广场B座1716室

Address: Room 1716, Tower B, Yao Zhong Plaza, No. 9 Linhe West Road, Tianhe District, Guangzhou City, China

电话：13928001976

Telephone: 13928001976

电子邮箱：fd-cl@uf.com.cn

E-mail: fd-cl@uf.com.cn

乙方指定联系人：Audrey Wong

Contact Person Designated by Party B: Audrey Wong

地址：32 Journey, Aliso Viejo, California 92656, United States

Address: 32 Journey, Aliso Viejo, California 92656, United States

电话：(949) 608-0854

Telephone: (949) 608-0854

电子邮箱：legal@indiesemi.com

E-mail: legal@indiesemi.com

13.2	所有在本协议项下所发出或送达的每一项通知或要求，应在下述时间被视作被通知方或被送达方已收到有关通知：

Each notice or demand required to be sent or delivered under this Agreement shall be deemed to have been received by the Party to be notified or delivered at the following times:

(1)	如以联邦快递或其他国际公认的国际快递公司寄发，在相关电子邮件也在两（2）个工作日内发出的前提下，自交付之日起两（2）个工作日内；

In the case of FedEx or other internationally recognized international courier, two (2) business days following the delivery, as long as relevant email is also delivered within such two (2) business days.

(2)	如由专人送递，则在送达时；

In the case of delivery by personal delivery, at the time of delivery.

(3)	如以电子邮件发出，发件人没有收到发送失败的消息时，发件人电脑记录发送完毕的时间。

In the case of email, the time of completion of sending, with no delivery failure message, as recorded in the sender’s computer.

13.3	任何一方变更通讯地址、联络方式、指定联系人，均应在变更后的48小时内以书面形式通知对方。如未接到变更通知，则按上述地址（或者根据本协议第13条提供的近期联系地址）发出的通知应视为送达。

In the case of any change in the correspondence address, contact information or designated contact person by either Party, the Party shall notify the other Party in writing within 48 hours of the change. Until such time as notice of the change is received, notices delivered to the above address (or most recent address, if notice for a more recent address has been provided in accordance with this Article 13) shall be deemed delivered.

14	其他

Miscellaneous

14.1	本协议所载任何一项或多项条文根据任何适用法律而在任何方面失效、终止、变为不合法或不能强制执行，本协议所载其余条文的有效性、合法性及可强制执行性不受影响。

If any one or more of the provisions contained in this Agreement is invalid, terminated, becomes illegal or unenforceable in any respect in accordance with any applicable laws, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.2	双方可以就本协议未尽事宜另行友好协商并作出补充约定，补充约定应由双方以书面方式签署。该补充协议将构成本协议不可分割的组成部分。

With respect to the matters not mentioned in this Agreement, both Parties may separately negotiate in good faith and make supplementary agreement, provided that the supplementary agreement shall be in writing signed by both Parties. Such supplementary agreement shall constitute an integral part of this Agreement.

14.3	本协议构成双方就本次交易达成的完整协议，并取代双方此前关于本次交易所达成的任何协议（包括双方于2025年5月19日签署的《关于无锡英迪芯微电子科技股份有限公司之资产购买框架协议》）、收购意向书、备忘录、陈述或其他义务（无论以书面或口头形式，包括各类沟通形式），且本协议（包括其补充协议或修正）构成了双方就本协议项下事项的唯一和全部协议。

This Agreement constitutes the entire agreement between the Parties regarding the Transaction, and supersedes any previous agreement (including the Asset Purchase Framework Agreement dated May 19, 2025 between the Parties), letter of intent, memorandum of understanding, representations or other obligations (whether written or oral, including various forms of communication) concluded by the Parties regarding this transaction, and this Agreement (including any supplementary agreements or amendments hereto) constitutes the only and entire agreement between the Parties with respect to the matters hereunder.

14.4	任何一方未能或延迟行使和/或享受其根据本协议享有的权利和/或利益，不应视为对该等权利和/或利益的放弃，且对该等权利和/或利益的部分行使不应妨碍未来对此等权利和/或利益的行使。

Failure or delay on the part of any Party to exercise and/or enjoy any of its rights and/or interests under this Agreement shall not be deemed as a waiver of such rights and/or interests, and any partial exercise of such rights and/or interests shall not preclude any future exercise of such rights and/or interests.

14.5	本协议正本一式捌（8）份，以中文书写，每一方各执贰（2）份，其余用于相关申报。各份正本具有同等法律效力。双方同意本协议可用交换电子扫描签字页的方式签署，但每方应在交换签字页之日起的十（10）个工作日内将各自签署页的原件按照本协议约定的正本份数提供给其他方。

This Agreement shall be executed in eight (8) counterparts in Chinese, two (2) of which shall be held by each Party respectively, and the remaining counterparts shall be kept by Party A for the purpose of approval procedures with the securities regulatory authorities. All the originals shall have the same legal effect. The Parties agree that this Agreement may be executed by exchange of electronically scanned signature pages, provided that each Party shall provide the other Parties with the original of its signature page within the agreed number of original copies hereof within ten (10) Business Days after the exchange of signature pages.

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（本页无正文，为《关于无锡英迪芯微电子科技股份有限公司之资产购买协议》的签署页）

(Signature Page to the Asset Purchase Agreement of Wuxi Indie Microelectronics Ltd. shares)

甲方：广州信邦智能装备股份有限公司（盖章）

Party A: United Faith Auto-Engineering Co., Ltd. (Seal)

法定代表人签字：	/s/ Li Gang

Signature of Legal Representative:	/s/ Li Gang
李罡

签署页

SIGNING PAGE

（本页无正文，为《关于无锡英迪芯微电子科技股份有限公司之资产购买协议》的签署页）

(Signature Page to the Asset Purchase Agreement of Wuxi Indie Microelectronics Ltd. shares)

乙方：Ay Dee Kay LLC

Party B: Ay Dee Kay LLC

授权代表签字：	/s/ Audrey Wong

Authorized Representative:	/s/ Audrey Wong

签署页

SIGNING PAGE